Exhibit 99.1

NEWS RELEASE For Further Information Contact:

Mark C. Walker, COO

Capital Title Group, Inc.

(480) 624-4200

FOR IMMEDIATE RELEASE Rudy R. Miller, Chairman

The Miller Group

Investor Relations for the Company

(602) 225-0504

ctgi@themillergroup.net

CAPITAL TITLE GROUP POSTS RECORD LEVEL FULL YEAR 2005

REVENUE OF $380.2 MILLION

4th Quarter Revenue of $89.7 Million Hits Record Level

PHOENIX, ARIZONA, March 14, 2006 -- Capital Title Group, Inc. (Nasdaq-NM: CTGI) - named for a second consecutive year in FORTUNE'S 100 Fastest Growing Companies in America in 2005 -- is a national provider of title, appraisal, flood and other transaction services to the real estate and mortgage lending industries.

Capital Title reported record revenue of $380.2 million for the year ended December 31, 2005; an increase of $79.9 million or 26.6% compared to revenue of $300.3 million for the full year 2004. Earnings attributable to common stock for 2005 was $19.7 million or $0.79 per diluted share compared to earnings attributable to common stock for the year 2004 of $14.2 million or $0.64 per diluted share. The company benefited from a full year of operations in its Lender Services segment as acquisitions were made in mid-year 2004.

Fourth quarter revenue climbed to $89.7 million, rising 7.9% compared to revenue of $83.2 million for the corresponding 2004 fourth quarter. Earnings attributable to common stock for the three-month period was $3.7 million or $0.14 per diluted share compared to $3.4 million or $0.15 per diluted share in the comparable 2004 three-month period.

"We are very pleased to report that we set new records in 2005 with revenues of $380.2 million and diluted earnings attributable to common stock of $0.79 per share. We capitalized on acquisitions made in 2004 that were accretive to earnings, provided diversification to our revenue stream and established a national footprint for the company," stated Donald R. Head, chairman of the board, president and chief executive officer.

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"We held the line on operating expenses, which, primarily as a result of higher revenue levels, decreased as a percentage of revenue by 1.2% in 2005. Open and closed order counts, along with our average fee per closed order, increased in 2005, reflecting that a strong real estate market continued in 2005 following the record levels we experienced in 2004.

"We are proud of the accomplishments our dedicated executive management team and entire staff produced in 2005. We believe the strength of our group, coupled with our financial strength, positions us to take full advantage of additional growth and diversification opportunities as they become available," Head concluded.

There will be a delay in the filing of Capital Title Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005, that is primarily attributable to completion of the new audit procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, which have taken longer to complete than expected because this is the first year for compliance with such requirements. The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2005 on or before March 31, 2006.

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. through its subsidiaries offers services throughout the United States for title insurance, appraisal and valuation services, and other related services to residential and commercial customers in the real estate and mortgage lending industries. Subsidiary companies include - Capital Title Agency, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada, CTG Real Estate Information Services, Nationwide Appraisal Services, Nationwide TotalFlood Services, Inc., NAC1031 Exchange Services, 1031 ExchangePoint, Inc. and AdvantageWare -- with strategically located offices in Arizona, California, Nevada, Pennsylvania and Texas. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California, Florida, Nevada, New York, Pennsylvania and Texas through its underwriting subsidiary, United Capital Title Insurance Company. The combined companies have in excess of 2,500 employees.

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Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company's Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.

FINANCIAL TABLE FOLLOWS:

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF OPERATIONS

FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2005	2004	2005	2004
	(in thousands, except per share data)
Revenue(1)	$ 89,709	$ 83,159	$ 380,204	$ 300,301
Expenses	82,449	76,911	343,296	274,623
Income before income taxes	7,260	6,248	36,908	25,678
Income tax expense	3,235	2,448	15,830	10,090
Net income	4,025	3,800	21,078	15,588
Dividends on preferred stock	353	353	1,401	1,405
Earnings attributable to common stocks	$ 3,672	$ 3,447	$ 19,677	$ 14,183
Net Income per common share: Basic Diluted	$ 0.14 $ 0.14	$ 0.16 $ 0.15	$ 0.86 $ 0.79	$ 0.70 $ 0.64
Weighted average number of common shares outstanding Basic	25,356,171	21,448,044	22,829,804	20,393,834
Diluted	26,766,506	23,675,491	24,962,802	22,258,012

(1) A reclassification of a revenue line item previously netted with expenses has been reflected in 2004 for consistency with the presentation used in 2005.

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